Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Eric J. Heagy, CPA

President, Chief Executive Officer

and Chief Financial Officer

(815) 223-4300

PFS Bancorp, Inc. Commences Stock Offering

Peru, IL; August 21, 2023 – PFS Bancorp, Inc. (the “Company”), the proposed holding company for Peru Federal Savings Bank (the “Bank”), announced today the commencement of its stock offering in connection with the Bank’s proposed conversion from the mutual form of organization to the stock form of organization. The Company and the Bank have received all requisite regulatory approvals and authorizations to commence the stock offering.

The Company is offering for sale up to 1,725,000 shares of common stock (subject to increase to up to 1,983,750 shares) at a purchase price of $10.00 per share. The shares are being offered for sale in a subscription offering to certain depositors of the Bank and to the Bank’s employee stock ownership plan. The Company may offer for sale any shares of common stock that are not subscribed for in the subscription offering to members of the general public in a community offering, with preference given to natural persons (and trusts of natural persons) residing in Bureau, LaSalle and Putnam Counties in Illinois.

All questions concerning the stock offering or requests for offering materials should be directed to the Stock Information Center at 1-(800) 945-8598. The Stock Information Center is open Monday through Friday between 9:00 a.m. and 3:00 p.m., Central time. The Stock Information Center will be closed on bank holidays.

Completion of the conversion and stock offering is subject to the sale by the Company of at least 1,275,000 shares of its common stock in the stock offering, the receipt of final regulatory approval, the approval of the Bank’s members, and other customary closing conditions.

Keefe, Bruyette & Woods, Inc., A Stifel Company, is serving as marketing agent for the subscription offering, and will serve as marketing agent for any community offering. Luse Gorman, PC is serving as legal counsel to the Company and the Bank. Vedder Price P.C. is serving as legal counsel to Keefe, Bruyette & Woods, Inc.

About Peru Federal Savings Bank

Originally chartered in 1887, the Bank is a federally-chartered mutual savings bank that conducts its business from its main office and a branch office, both located in Peru, IL.

Special Notice Regarding Common Stock

This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the prospectus when accompanied by a stock order form. The shares of common stock are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Forward-Looking Statements

This press release may contain forward-looking statements about the conversion and stock offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are inherently subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include that the conversion and stock offering may not be timely completed, if at all, that required regulatory and member approvals are not timely received, if at all, or that other customary closing conditions are not satisfied in a timely manner, if at all.